          ------------------------------------------------------------


                                VOTING AGREEMENT


                          Dated as of August 25, 1994


                                    Between


                                 GPA Group plc


                                      and


                             AmWest Partners, L.P.


          ------------------------------------------------------------

                                VOTING AGREEMENT



             THIS VOTING AGREEMENT (this "Agreement") is entered into as of August 25, 1994 between AmWest Partners, L.P., a Texas limited partnership, and GPA Group plc, an Irish public limited company ("GPA").


                                    RECITALS


             WHEREAS, on June 27, 1991, America West Airlines, Inc., a Delaware corporation ("AWA"), filed a petition in the United States Bankruptcy Court for the District of Arizona (the "Bankruptcy Court") entitled "In re America West Airlines, Inc., Debtor" commencing Chapter 11 Case No. 9107505-PHX-RGM (the "Case") under Chapter 11 of the United States Bankruptcy Code, as amended from time to time;

             WHEREAS, on August 10, 1994, the Bankruptcy Court confirmed that certain Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code (the "Plan") with respect to the Case;

             WHEREAS, the GPA Term Sheet attached as Exhibit C to the Plan describes, among other things, the arrangement agreed upon between GPA and AmWest (as such term is hereinafter defined) whereby (i) GPA shall vote for AmWest's nominees to the Board of Directors of the reorganized AWA and (ii) AmWest shall vote for GPA's nominee to the Board of Directors of the reorganized AWA, in each case, for so long as (x) AmWest owns at least five percent (5%) of the voting equity securities of AWA (on a fully diluted basis) and (y) GPA owns at least two percent (2%) of the voting equity securities of AWA (on a fully diluted basis);

             WHEREAS, each of GPA and AmWest desires to give effect to the voting arrangement described immediately above on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

             Section 1.     Definitions.

             "Affiliate" shall mean (i) with respect to any partnership, any person or entity that, directly or indirectly, owns or controls ten percent (10%) or more of either the capital or profit interests of such partnership or is a partner of such partnership or is a person or entity in which such partnership has a ten percent (10%) or greater direct or indirect equity interest and (ii) with respect to any corporation, any person or entity that, directly or indirectly, owns or controls ten percent (10%) or more of the outstanding voting securities of such corporation or is a person or entity in which such corporation has a ten percent (10%) or greater direct or indirect equity interest. In addition, the term "Affiliate" when used with respect to any person or entity shall also mean any other person or entity that, directly or indirectly, controls or is controlled by or is under common control with such person or entity. As used in the preceding sentence, (x) the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the entity referred to, whether through ownership of voting securities, by contract or otherwise and (y) the terms "controlling" and "controls" shall have meanings correlative to the foregoing. Notwithstanding the foregoing, (i) neither AWA nor any Fidelity Fund will be deemed to be an Affiliate of AmWest or any of its partners and (ii) Mesa will not be deemed to be an Affiliate of AmWest or any of the other partners of AmWest and (iii) each of AmWest GenPar, Inc., Continental, TPG Partners, L.P., Airpartners II, L.P. and TPG Parallel I, L.P., shall be deemed to be an Affiliate of AmWest.

             "AmWest" shall mean AmWest Partners, L.P., a Texas limited partnership, and in the event AmWest Partners, L.P., by dissolution or otherwise, designates any or all of its general and limited partners to receive Voting Securities attributable to AmWest Partners, L.P., the term "AmWest" shall collectively include all such general and limited partners other than Mesa. The reference herein to "AmWest Partners, L.P." shall refer only to AmWest Partners, L.P., a Texas limited partnership, prior to the dissolution thereof.

             "AmWest Director" shall have the meaning given such term in Section 2(a)(i) of this Agreement.

             "Annual Meeting" shall mean an annual meeting of the shareholders of AWA.

             "Board" shall mean the Board of Directors of the reorganized AWA.

             "Bylaws" shall mean the Restated Bylaws adopted by the reorganized AWA in accordance with Section 303 of the General
Corporation Law of the State of Delaware pursuant to the Plan.

             "Continental" shall mean Continental Airlines, Inc.
or any successor thereof.

             "Effective Date" shall mean the date upon which the Restated Certificate of Incorporation becomes effective in accordance with the Plan and the General Corporation Law of the State of Delaware.

             "Fidelity Fund" shall mean a fund or account managed or advised by Fidelity Management Trust Company or any of its Affiliates or successor(s).

             "GPA Director" shall mean a director of the Board designated by GPA pursuant to Section 2(b)(i) of this Agreement.

             "Lehman" shall mean Lehman Brothers Inc. or any successor thereof.

             "Mesa" shall mean Mesa Airlines, Inc. or any successor thereof.

             "Release Date" shall mean the date upon which the Stockholder Agreement is terminated pursuant to Section 6.1 thereof.

             "Restated Certificate of Incorporation" shall mean the Restated Certificate of Incorporation adopted by the reorganized AWA in accordance with Section 303 of the General
Corporation Law of the State of Delaware pursuant to the Plan.

             "Securities Act" shall mean the Securities Act of 1933, as amended.

             "Stockholder Agreement" shall mean that certain Stockholders' Agreement for America West Airlines, Inc., dated as of August 25 1994, among AmWest, GPA, Robert A. Ewert, David T. Obergfell and William A. Franke, as stockholder representatives, and AWA, as amended, supplemented or otherwise modified from time to time.

             "Voting Securities" shall mean any voting equity security issued by the reorganized AWA.

             The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

             All defined terms may, unless the context otherwise requires, be used in the singular or the plural.

             Section 2.     Voting for Directors.

             Subject to the terms and conditions set forth in this Agreement, each of GPA and AmWest agrees to designate nominees to the Board, and to vote in favor of nominees to the Board designated by the other party, in accordance with the following:

             (a)  AmWest Directors.

                  (i)  AmWest shall give written notice to GPA
        not less than (A) thirty (30) days before each Annual Meeting and (B) five (5) days before any other meeting of the Board at which a director will be elected to succeed an AmWest Director due to death, disability, removal, resignation, or otherwise, specifying the individual or individuals nominated by AmWest to serve as directors on the Board (the "AmWest Directors").

                  (ii) GPA agrees that prior to the termination of this Agreement pursuant to Section 5 hereof, it shall vote the Voting Securities held and controlled by it, and to cause each of its Affiliates to vote the Voting Securities held and controlled by each such Affiliate, and to cause the GPA Director to vote or provide written consents, in favor of such nominees and to take such other actions as are necessary on the part of GPA and/or any of its Affiliates to elect such nominees to the Board; provided, that prior to the Release Date, GPA shall not be obligated to vote or take any action, or cause any of its Affiliates to vote or take any action, or cause the GPA Director to vote or provide written consents, in favor of any such nominee if nine (9) AmWest Directors are then serving on the Board and such nominee will not be replacing any such serving AmWest Director. Upon dissolution, AmWest Partners, L.P. may assign its rights hereunder jointly or severally to any of its general or limited partners other than Mesa.

             (b)  GPA Director.

                  (i)  GPA shall give written notice to AmWest
        not less than (A) thirty (30) days before each Annual Meeting and (B) five (5) days before any other meeting of the Board at which a director will be elected to succeed a GPA Director due to death, disability, removal, resignation or otherwise, specifying the individual nominated by GPA to serve as director on the Board (the "GPA Director").

                  (ii) AmWest agrees that prior to the
        termination of this Agreement pursuant to Section 5 hereof, it shall vote the Voting Securities held and controlled by it, and to cause each of its Affiliates to vote the Voting Securities held and controlled by each such Affiliate, and to cause each of the AmWest Directors to vote or provide written consents, in favor of such nominee and to take, or cause to be taken, such other actions as are necessary on the part of AmWest and/or any of its Affiliates to elect such nominee to the Board; provided, that such nominee shall be reasonably acceptable to AmWest at the time of his or her initial designation; and provided further that AmWest shall not be obligated to vote or take any action, or cause any of its Affiliates to vote or take any action, or cause the AmWest Directors to vote or provide written consents, in favor of any such nominee if one (1) GPA Director is then serving on the Board and such nominee will not be replacing such GPA Director.

             (c) Conformance with Bylaws. Except as otherwise provided herein, each of AmWest and GPA agrees to nominate or cause the nomination of the AmWest Directors and the GPA Director, respectively, in accordance with the Bylaws.

             (d)  Suspended Shares.  Notwithstanding any
        provision to the contrary in this Agreement, neither GPA nor AmWest shall be obligated to vote any Voting
        Securities for which the voting rights have been suspended, whether voluntarily or involuntarily.

             (e) Failure to Nominate. In the event that AmWest or GPA shall fail or refuse to designate a nominee to the Board for a position allocated to such party, each of AmWest and GPA shall take such action, or cause such action to be taken, as is necessary to cause such position to remain vacant unless and until such designation shall be made in accordance with this Agreement.

             (f)  Removal.  Each of GPA and AmWest agrees:

                  (i)  to vote the Voting Securities held and
             controlled by it, and, to its best efforts, cause each of its Affiliates to vote the Voting Securities held and controlled by each such Affiliate, in favor of the removal of any director from the Board upon written request by the party which nominated such director; and

                  (ii) to vote the Voting Securities held and
             controlled by it, and, to its best efforts, cause each of its Affiliates to vote the Voting Securities held and controlled by each such Affiliate, and to cause the directors designated by it to vote or take such action as may be required under the General Corporation Law or otherwise to implement the provisions of this Agreement.

        The party who has nominated any director in accordance herewith shall have the exclusive right to remove or replace such director by written notice as provided herein; except that nothing in this Agreement shall be construed to limit or prohibit the removal of any director for cause.

             (g) Acceptability of GPA Nominee. AmWest hereby agrees that for purposes of Section 2(b)(ii) of this Agreement and Section 2.1(c) of the Stockholder Agreement, each of Patrick Blaney, John Tierney and Declan Traecy is acceptable to AmWest in all respects as GPA Director.

             Section 3.     Covenants of AmWest.

             (a) AmWest Partners, L.P. hereby covenants and agrees that its constituent documents shall require that this Agreement be binding at all times upon all general and limited partners (other than Mesa) of AmWest Partners, L.P. and any Affiliate of AmWest Partners, L.P. or such partners (other than Mesa) who hold or receive any Voting Securities or direct the voting of any Voting Securities held by AmWest, and upon any assignees or transferees (other than Mesa) in a single transaction or a related series of transactions consummated prior to the Release Date of all or substantially all of the Voting Securities owned by AmWest or any of its partners or Affiliates of AmWest or any of their partners and AmWest agrees that it shall cause each such assignee and transferee to provide to GPA written acknowledgement that it accepts and is bound and subject to the terms and conditions of this Agreement (including, without limitation, the provisions of Section 6(f) hereof); provided, however, the requirements set forth in this Section 3(a) shall not apply to:

                  (i) any Fidelity Fund or Lehman with respect to Class B Common Stock of AWA and warrants to purchase Class B Common Stock of AWA acquired by them contemporaneously with the consummation of the Plan pursuant to an assignment or transfer from AmWest; and

                  (ii) any assignee or transferee who acquires such Voting Securities pursuant to (A) a tender or exchange offer open to all shareholders of AWA on a pro rata basis at the same price per share and on the same economic terms, (B) a public distribution or sale on the open market (1) through a "brokers' transaction", as such term is defined in subsection (g) of Rule 144 under the Securities Act or (2) registered under the Securities Act, including, without limitation, any shelf registration contemplated under the Plan, or (C) a transfer made pursuant to Rule 144 under the Securities Act.

             (b) AmWest agrees that prior to the Release Date it shall not sell or transfer (including, without limitation, upon dissolution of AmWest Partners, L.P.) any Voting Securities held by it to any of its general or limited partners (other than Mesa), to any Fidelity Fund, or to any Affiliate of AmWest or such partners and AmWest shall not sell or transfer all or substantially all of the Voting Securities held by it in a single transaction or a related series of transactions (except in accordance with clauses (i) or (ii) of Section 3(a)(2) hereof) unless and until it causes each such assignee and transferee to provide a written acknowledgement to GPA that it accepts and is bound and subject to the terms and conditions of this Agreement (including, without limitation, the provisions of Section 6(f) hereof).

             (c) AmWest agrees that it shall not vote its stock in favor of, or permit the AmWest Directors to vote for, the elimination of the position on the Board reserved for the GPA
Director.

             (d) AmWest agrees that it shall not transfer or assign (including, without limitation, upon dissolution of AmWest Partners, L.P.) any Voting Security to Mesa if after giving effect to any such transfer or assignment, Mesa shall hold 7% or more of the combined voting power of all Voting Securities then outstanding.

             Section 4.     Rights Upon Breach.

             Each of AmWest and GPA recognizes and agrees that a violation of any term, provision, or condition of this Agreement may cause irreparable damage to the non-breaching party which is difficult or impossible to quantify or ascertain and that the award of any sum of damages may not be adequate relief to such party. Each of AmWest and GPA therefore agrees that in the event of any breach of this Agreement, the non-breaching party shall, in addition to any remedies at law which may be available, have the right to obtain appropriate equitable (including, but not limited to, injunctive) relief.

             Section 5.     Termination.

             (a)  This Agreement shall automatically and
immediately terminate without any action by any party upon:

             (i) (A) the sale or transfer by GPA and/or its Affiliates of Voting Securities which results in the holding by GPA and/or its Affiliates of less than two percent (2%) of all Voting Securities on a fully diluted basis or (B) the occurrence of any other event which results in the holding by GPA and/or its Affiliates of less than two percent (2%) of all Voting Securities on a fully diluted basis if, and only if, (x) AWA files a Form 10-Q under the Securities Exchange Act of 1934, as amended, or other written report or statement, that is delivered to GPA and copied to the party specified herein, which contains information as to AWA's total issued and outstanding Voting Securities as of a date therein specified (the "Determination Date") from which GPA can determine whether it holds less than two percent (2%) of all Voting Securities on a fully diluted basis and (y) GPA and/or its Affiliates fails to acquire (by purchase or otherwise) sufficient

        Voting Securities such that GPA and/or its Affiliates hold at least two percent (2%) of all Voting Securities on a fully diluted basis determined as of the Determination Date within thirty-five (35) days after the delivery of such Form 10-Q, or provision of such report or statement to GPA (notwithstanding anything to the contrary in this Agreement, GPA acknowledges that AWA continuing with its existing procedures for the distribution of Form-10-Qs to GPA constitutes adequate delivery to GPA within the meaning of this Section 5(a)(i)) and to give prompt notice of such acquisition to AmWest following the expiration of such thirty-five (35) day period;

             (ii) the occurrence of any event which results in the holding by AmWest and/or its Affiliates of less than five percent (5%) of all Voting Securities on a fully diluted basis; or

             (iii) the tenth anniversary of the Effective Date, provided that in the event Section 218(c) of the General Corporation Law of the State of Delaware shall have been amended or deleted, the latest date permitted under such amended section or any successor provision thereto, and provided further that in the event the laws of the State of Delaware shall cease to impose a time limit on the effectiveness of voting agreements among stockholders, this Section 5(a)(iii) shall cease to have any force or effect.

Upon such termination, the rights and obligations of each party hereunder shall terminate and the provisions of this Agreement shall be of no force and effect; provided that any such termination shall not relieve any person or entity from liability for breach or default of this Agreement prior to such termination; and provided further that GPA agrees that in the event this Agreement is terminated pursuant to Section 5(a)(i) hereof, GPA shall cause the resignation of, or provide notice to AmWest requesting that it take such actions as are necessary to cause the removal of, the GPA Director.

             (b) In the event that the Stockholder Agreement is terminated or becomes unenforceable or invalid, in whole or in part, for any reason, this Agreement shall remain in full force and effect and the terms and conditions contained in this Agreement shall not be affected in any manner by any such termination, unenforceability or invalidity.

             (c) Each of the parties bound by this Agreement hereby agrees that so long as both the Stockholder Agreement and this Agreement are in effect, nothing contained in this Agreement shall be construed to limit or otherwise affect the obligations, rights or remedies of any party under the Stockholder Agreement.

             Section 6.     Miscellaneous.

             (a) Notices. All notices or other communications hereunder shall be in writing and delivered by registered airmail, return receipt requested, next-day air courier delivery, personal service or telecopier at the respective addresses and to the attention of the respective parties set forth below. All notices hereunder shall be effective when received.

        If to GPA:               GPA Group plc
                                 GPA House
                                 Shannon, County Clare
                                 Ireland
                                 Telecopier: 011-353-61-360220
                                 Attention: Patrick H. Blaney

        With a copy to:          GPA Group plc
                                 GPA House
                                 Shannon, County Clare
                                 Ireland
                                 Telecopier: 011-353-61-360503
                                 Attention: Corporate Secretary

        With a copy to:          Paul, Hastings, Janofsky &
                                   Walker
                                 399 Park Avenue, 31st Floor
                                 New York, New York  10022
                                 Telecopier: (212) 319-4090
                                 Attention: Marguerite R. Kahn

        If to AmWest:            AmWest Partners, L.P.
                                 201 Main Street, Suite 2420
                                 Fort Worth, Texas 76102
                                 Telecopier: (817) 871-4010
                                 Attention: James G. Coulter



        With a copy to:          Arnold & Porter
                                 1200 New Hampshire Ave., N.W.
                                 Washington, D.C. 20036

                                 Telecopier: (202) 872-6720
                                 Attention: Richard Schifter

             (b) Amendments and Waivers. This Agreement may be waived, amended, supplemented or otherwise modified only in writing executed and delivered by each of the parties hereto.

             (c)  No Waiver; Cumulative Remedies.

                  No failure to exercise and no delay in
exercising, on the part of GPA or AmWest, as the case may be, any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof.

                  No single or partial exercise of any right, remedy, power or privilege under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

                  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law or in any other agreement between the parties hereto.

             (d) Assignments; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that with respect to AmWest, this Agreement shall not be binding upon Mesa nor shall Mesa be entitled to any benefits under this Agreement and AmWest hereby agrees that it shall not assign any interest under this Agreement to Mesa (including, without limitation, upon the dissolution of AmWest Partners, L.P.). No person or entity, other than the parties hereto and their permitted successors and assigns, shall have any third-party beneficiary rights hereunder or with respect hereto.

             (E)  GOVERNING LAW.  THIS AGREEMENT SHALL BE
GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE
INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO
ANY CONFLICT OF LAWS PRINCIPLES.

             (F)  WAIVER OF JURY TRIAL.  EACH OF AMWEST AND GPA
HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY
LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY
COUNTERCLAIM THEREIN.

             (g) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

             (h) Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, each of which counterparts shall be deemed to be an original, and all of which counterparts taken together shall be deemed to constitute one and the same instrument.

             (i) Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

             (j) Further Assurances. Each of AmWest and GPA agrees to do such further acts and things or cause to be performed such further acts and things, including, without limitation, execute and deliver, or cause to be executed and delivered, such agreements and other documents, as any other party hereto shall reasonably require or deem advisable to effectuate the purposes of this Agreement or to better assure or confirm its rights and remedies hereunder or thereunder.

             (k) Time of the Essence. Time is of the essence with respect to each provision of this Agreement in which time is a factor.

             IN WITNESS WHEREOF, the parties hereto, by their respective officers thereunto duly authorized, have executed this Agreement as of the date first written above.

                         AMWEST PARTNERS, L.P.

                         By:  AmWest Genpar, Inc.,
                              its General Partner


                              By:/s/ Richard P. Schifter
                                 ------------------------------
                                   Name:  Richard P. Schifter
                                   Title: Vice President


                         GPA GROUP PLC


                         By:/s/ Michael Walsh
                            -----------------------------------
                              Name:  Michael Walsh
                              Title: Vice President - Legal